EXHIBIT 99

Contact: Elizabeth Ventura
         (212) 272-9251
         eventura@bear.com

FOR IMMEDIATE RELEASE

                             $164.5 MILLION JUDGMENT
                         AGAINST BEAR STEARNS OVERTURNED

            NEW YORK - New York - September 20, 2002 - On Thursday, the United States Court of Appeals for the Second Circuit overturned a district court decision that upheld a jury verdict awarding Henry de Kwiatkowski, a former customer of Bear Stearns, approximately $164.5 million in damages and interest in May 2000. The Court of Appeals, in a three to zero opinion, reversed the lower court's ruling against Bear Stearns, finding that Bear Stearns had acted properly in all ways with respect to de Kwiatkowski's account and directed the lower court to dismiss the case.

            "With this unanimous decision, the court vindicated what we have always maintained -- that we acted appropriately with regard to our client. It is clear that the court understood that this was an experienced, sophisticated investor who comprehended the risks he was taking," said James E. Cayne, chairman and chief executive officer of Bear Stearns. "Far more important than the dollar amounts involved in the case however, was the potential impact this judgment could have had on the brokerage industry and the relationship between the individual investors who hold self-directed (non-discretionary) accounts and their brokers."

            Mark E. Lehman, Bear Stearns' general counsel, added, "We are extremely pleased with the Second Circuit's careful analysis of a broker's duties and its decision that Bear Stearns acted properly in this situation. We are grateful to the Second Circuit Court of Appeals for affirming our legal position that, 'Bear Stearns was not negligent in performing any of the services it did provide.'"

            Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. With approximately $29.6 billion in total capital, the company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales, trading and research, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers prime broker and broker dealer clearing services, including clearing and securities lending. Headquartered in New York City, the company has approximately 10,500 employees worldwide. For additional information about Bear Stearns, please visit our Web site at http://www.bearstearns.com.